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EXHIBIT 99.1(a)
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                                                                                   PRO FORMA
NETOPIA, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED BALANCE SHEET AS AT SEPTEMBER 30, 1999
(in thousands, except for per share amounts)
(unaudited)

                                                                                Company      StarNet      Pro Forma     Pro Forma
                                                                               Historical   Historical   Adjustments     Balances
                                                                               ----------------------------------------------------
                          Assets

Current assets:
 Cash and cash equivalents..................................................     $ 61,381        $32       $ (8,400)(a)    $ 53,013
 Short-term investments.....................................................        8,102         --            --            8,102
 Trade accounts receivable, less allowance for doubtful accounts ...........        9,852         78            --            9,930
 Royalties and other receivables............................................          361         10            --              371
 Note receivable............................................................          966         --            --              966
 Inventories, net...........................................................        3,681        260            --            3,941
 Prepaid expenses and other current assets..................................        1,397         37            --            1,434
                                                                            -------------    -------------   ----------   ---------
  Total Current Assets......................................................       85,740        417         (8,400)         77,757
Royalties receivable........................................................          377         --            --              377
Furniture, fixtures and equipment, net......................................        2,403         --            --            2,403
Intangible assets, net and other assets.....................................        2,362         --         21,950(b)       24,312
Deposits and other assets...................................................        5,087         --            --            5,087
                                                                            -------------    ------------   ----------    ---------
  Total Assets..............................................................     $ 95,969      $ 417        $13,550        $109,936
                                                                            =============    ============  ===========    =========
                  Liabilities and Stockholders' Equity

 Accounts payable...........................................................     $  5,258      $ 291         $   --        $  5,549
 Accrued compensation.......................................................        2,170         40             --           2,210
 Accrued liabilities........................................................        1,564         57             --           1,621
 Deferred revenue...........................................................        1,343        247             --           1,590
 Other current liabilities..................................................           11        128          1,800(c)        1,939
                                                                            -------------    -------------  ------------  ----------
  Total current liabilities.................................................       10,346        763          1,800          12,909
Long-term liabilities.......................................................          544         --             --             544
                                                                            -------------    -------------  ------------  ----------
  Total liabilities.........................................................       10,890        763          1,800          13,453

                     Stockholders' Equity Deficit
 Preferred stock............................................................          --       2,468         (2,468)(d)          --
 Common stock ..............................................................          15          48            (48)(e)          15
 Additional paid-in capital.................................................      99,978         102         17,220 (f)     117,300
 Accumulated other comprehensive income.....................................          28          --             --              28
 Promissory notes...........................................................          --         (44)            44 (g)          --
 Accumulated deficit........................................................     (14,942)     (2,920)        (2,998)(h)     (20,860)
                                                                            -------------   -------------   -------------  ---------

  Total stockholders' equity (deficit)......................................       85,079       (346)        11,750          96,483
                                                                                 $ 95,969      $ 417        $13,550        $109,936
                                                                            =============    =============  =============  ========

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a)  This amount represents the cash portion of the total consideration paid.

b)  This amount represents the following:

 . $4.8 million of allocated purchase price to goodwill. Goodwill will be amortized quarterly over a 4 year period beginning in the first quarter of fiscal 2000; plus

 . $17.2 million of allocated purchase price to other intangible assets which includes acquired technology, in-place workforce and non-competition agreements that each of StarNet's founders and other key employees entered into in connection with the acquisition. The $17.2 million represents the proceeds allocated to intangible assets of $17,078 over the ($96,000) NBV of Starnet

c)  This amount represents the following:

 . Accrued transaction cost liabilities of approximately $800,000 which include legal fees, accounting fees, fees paid for an independent fairness opinion, and fees for other related professional services; plus,

 . Probable earnout payments in fiscal 2000 of $1.0 million. We will pay a series of potential cash earnout payments aggregating up to approximately $5.9 million at various times after the closing date if certain technical and revenue milestones are achieved.

d) This amount represents the elimination of StarNet's preferred stock balance upon consolidation.

e)  This amount represents the following:

 . 447,852 shares of Netopia common stock issued on the closing date at a par value of $0.001/share; less,

 .  $48,000 of StarNet's common stock eliminated on consolidation

f)  This amount represents the following:

 . The $15.96 million total value of Netopia common stock issued in connection with the transaction; plus,

 . Additional purchase cost of $1.4 million relating to the substitution of stock options to purchase our common stock in replacement of the StarNet vested options held by StarNet's former employee, who joined Netopia after the closing; less,

 .  The $448 par value of our common stock; less,

 .  StarNet paid in capital of $102,000 eliminated on consolidation

g) This amount represents the elimination of StarNet's promissory notes balance upon consolidation.
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h)  This amount represents the following:

 .  The $2.7 million elimination of StarNet's deficit upon consolidation; plus

 .  The $5.7 million charge for acquired in-process research and development;